Exhibit 10.10
Summary of Outside Director Compensation
          Each outside director of Centex Corporation (the “Corporation”) will receive the following compensation for his or her services as a director beginning with the Board service year commencing July 2008:
•	The compensation package consists of annual compensation having a value of $265,000. No separate meeting fees will be payable for attending board and committee meetings.
     The amount of $65,000 of the annual compensation amount will be paid in the form of cash, payable in monthly installments.
     The amount of $100,000 of the annual compensation amount will be paid in the form of restricted stock, to be issued at the beginning of the Board year commencing immediately after the annual meeting of stockholders (with a grant date delayed until after publication of quarterly earnings in accordance with the Company’s grants and equity awards policy). The number of shares awarded will be based on the market price of the common stock on the date of grant. Restricted stock awards will vest immediately but will be subject to certain restrictions set forth in the Plan and the award agreement. Generally, the restrictions will lapse three years after the anniversary of the date of grant. The restrictions will terminate immediately upon the director’s retirement, death or disability or upon a change in control. These restricted stock awards will be made under the Corporation’s stockholder-approved Centex Corporation 2003 Equity Incentive Plan and the terms of restricted stock award agreements.
     The amount of $100,000 of this annual compensation amount will be paid in the form of stock options, to be awarded at the meeting of the Compensation and Management Development Committee of the Board of Directors held in July after the board service year for which the options are granted (with a grant date delayed until after publication of quarterly earnings in accordance with the Company’s grants and equity awards policy). The number of shares of common stock subject to these awards will be determined based on the Black-Scholes valuation methodology as of the date of grant. Options granted to directors will vest upon grant. These stock option awards will be made under the Corporation’s stockholder-approved Centex Corporation 2003 Equity Incentive Plan and the terms of stock option award agreements.
     Directors joining the Board during a Board year will receive a pro-rata portion of the compensation based upon the effective date of their election to the Board.
•	The chairperson of the Audit Committee will receive additional compensation of $25,000, payable in monthly installments. The chairperson of each of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee will receive additional compensation of $20,000, payable in monthly installments.

•	The lead director will receive additional compensation of $35,000, payable in monthly installments.

•	Directors will be entitled to other compensation pursuant to existing plans in which they are eligible to participate, including travel benefits.